EXHIBIT 4.1

Number                                                                    Shares





               INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
                       CASINO MANAGEMENT OF AMERICA, INC.
                      AUTHORIZED TO ISSUE 75,000,000 SHARES
70,000,000 COMMON SHARES                              5,000,000 PREFERRED SHARES
PAR VALUE $0.01 EACH                                        PAR VALUE $0.01 EACH


This Certifies that                                              is the owner of

                                            fully paid and non-assessable Shares

           of the Common Shares of CASINO MANAGEMENT OF AMERICA, INC. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

     In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation
            this                      day of                   A.D.





SECRETARY                                                              PRESIDENT








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                                  EXHIBIT 10.1
                               ADVISORY AGREEMENT



     THIS ADVISORY AGREEMENT ("Agreement") is made effective the 1st day of July 1999, by and between NuVen Advisors, Limited Partnership, a Nevada Limited Partnership ("Advisor") and Casino Management of America, Inc., a Utah corporation (the "Company").

     WHEREAS, Advisor and Advisor's Personnel (as defined below) have experience in evaluating and effecting mergers and acquisitions, supervising corporate management, and in performing general administrative duties for publicly-held companies and development stage investment ventures; and

     WHEREAS, the Company desires to retain Advisor to advise and assist the Company in its development on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Advisor agree as follows:

1.   Engagement

     The Company hereby retains Advisor, effective the date hereof and continuing until termination, as provided herein, to assist the Company in its effecting the purchase of businesses and assets relative to its business and growth strategy (the "Services"). The Services are to be provided on a "best efforts" basis directly and through Advisor's officers or others employed or retained and under the direction of Advisor ("Advisor's Personnel"); provided, however, that the Services shall expressly exclude capital raising activities of any nature and all legal advice, accounting services or other services which require licenses or certification which Advisor may not have.

2.   Term

     This Agreement shall have an initial term of five (5) years (the "Primary Term") from the effective date of July 1, 1999. At the conclusion of the Primary Term this Agreement will automatically be extended on an annual basis (the "Extension Period") unless Advisor or the Company shall serve written notice on the other party terminating the Agreement. Any notice to terminate given hereunder shall be in writing and shall be delivered at least thirty (30) days prior to the end of the Primary Term or any subsequent Extension Period.






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3.   Time and Effort of Advisor

     Advisor shall allocate time and Advisors Personnel as it deems necessary to provide the Services. The particular amount of time may vary from day to day or week to week. Except as otherwise agreed, Advisor's monthly statement identifying, in general, tasks performed for the Company shall be conclusive evidence that the Services have been ] performed. Additionally, in the absence of willful misfeasance, bad faith, negligence or reckless disregard for the obligations or duties hereunder by Advisor, neither Advisor nor Advisor's Personnel shall be liable to the Company or any of its shareholders for any act or omission in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act in any subsequent Business Opportunity (as defined herein) undertaken by the Company as a result of advice provided by Advisor or Advisor's Personnel.

4.   Compensation

     The Company agrees to pay Advisor a fee for the service provided by Advisor pursuant to this Agreement, as follows:

     A. Advisory Fee: The Company shall pay Advisor a monthly fee ("Advisory Fee") equal to Three Thousand Five Hundred Dollars ($3,500), payable monthly in advance, in cash or shares of the Company's common stock, at the Company's election, with such shares to be registered as set forth herein;

     B. Merger Fee: As to Services provided by Advisor related to the introduction of Business Opportunities which results in a Merger Transaction or which the Company acquires or otherwise obtain an equity interest or interest as a creditor, the Company agrees to pay Advisor a transaction fee (the "Merger Fee"). The Merger Fee shall be equal to ten percent (10%) of the asset value or investment made in the Company (including assumed debt) in such Business Opportunity as a result of Advisor's introduction or efforts. One third (1/3) of the Merger Fee shall be due and payable upon completion of the definitive agreements related to each transaction, and the balance shall be issued upon closing;

     C. Transaction Fee: As to Services provided by Advisor related to the sale of the Company's assets, the Company agrees to pay Advisor a fee ("Transaction Fee") equal to five percent (5%) of the net proceeds received by the Company.

     As additional incentive to execute this Agreement, the Company hereby grants to Advisor an option to purchase Five Hundred Thousand (500,000) shares of its common stock (the "Option"), exercisable at a price per share of fifty cents ($.50) per share, which represents more than one hundred ten percent (110%) of the fully diluted net book value of such shares as of the date of the Company's last quarterly financial statement. The Option shall be evidenced by an Option Agreement in form and substance, with a stated exercise price, as that attached hereto as Exhibit "B" and incorporated herein by reference. The right of Advisor to exercise the Option will vest to Advisor upon execution hereof.

5.   Other Services

     If the Company subsequent to the date hereof enters into a merger or purchases the assets or enters into a joint venture with, or makes an investment in a company (a "Business Opportunity") introduced by Advisor, the Company agrees to pay Advisor a fee equal to five percent (5%) of the value of each Business Opportunity introduced by Advisor (collectively referred to herein, in each instance, as the "Transaction Fee"), which shall be payable upon the closing date each such transaction in cash or in shares of the Company's common stock on the same basis as the Fee Shares.

     The Company and Advisor acknowledge that in the event Advisor, as a result of this Agreement, receives shares of the Company's common stock it may be considered an affiliate subject to Section 16(b) of the Securities Exchange Act of 1934 (the "'34 Act"). In this regard the Company and Advisor agree, that for purposes of any "profit" computation under Section 16(b) of the '34 Act, the price paid for such shares is equal to the Advisory Fee or the Transaction Fee, as the case may be.

6.   Registration of Shares

     No later than ten (10) days following the date hereof as to the Fee Shares, the Advisory Fee (if paid in shares), the Option Shares and, as to an event giving use to the obligation by the Company to pay a Transaction Fee, the shares comprising the Transaction Fee shall be registered by the Company with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and the Company shall cause such registration statement to remain effective at all times while Advisor holds such shares. At Advisor's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by
     Section 4(2) of the Securities Act of 1933 (the "'33 Act"), Regulation D of the '33 Act, and applicable state securities laws. Such issuance or reservation of shares shall be in reliance on representations and warranties of Advisor set forth herein. Failing to register such shares, or maintain the effectiveness of the applicable registration statement, the Company shall satisfy any Advisory Fee, Transaction Fee or Advisory Fee in cash within ten (10) days of receipt of Advisor's statement setting out the amount and type of fee then due and payable.

7.   Costs and Expenses

     All third party and out-of-pocket expenses incurred by Advisor in the performance of the Services shall be paid by the Company, or Advisor shall be reimbursed if paid by Advisor on behalf of the Company, within ten (10) days of receipt of written notice by Advisor, provided that the Company must approve in advance all such expenses in excess of $500 per month.

8.   Place of Services

     The Services provided by Advisor or Advisor's Personnel hereunder will be performed at Advisor's offices except as otherwise mutually agreed by Advisor and the Company.

9.   Independent Contractor

     Advisor and Advisor's Personnel will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, Advisor will be responsible for payment of all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes due relative to Advisor's Personnel, and any and all business license fees as may be required. This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Advisor's Personnel and the Company. Neither Advisor nor Advisor's Personnel are authorized to enter into any agreements on behalf of the Company. The Company expressly retains the right to approve, in its sole discretion, each Business Opportunity introduced by Advisor, and to make all final decisions with respect to effecting a transaction on any Business Opportunity.

10.  Rejected Business Opportunity

     If, during the Primary Term of this Agreement or any Extension Period, the Company elects not to proceed to acquire, participate or invest in any Business Opportunity identified and/or selected by Advisor, notwithstanding the time and expense the Company may have incurred reviewing such transaction, such Business Opportunity shall re-vest back to and become proprietary to Advisor, and Advisor shall be entitled to acquire or broker the sale or investment in such rejected Business Opportunity for its own account, or submit such assets or Business Opportunity elsewhere. In such event, Advisor shall be entitled to any and all profits or fees resulting from Advisor's purchase, referral or placement of any such rejected Business Opportunity, or the Company's subsequent purchase or financing with such Business Opportunity in circumvention of Advisor.

11.  No Agency Express or Implied

     This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Company and Advisor, or employee and employer as between Advisor's Personnel and the Company.

12.  Termination

     The Company and Advisor may terminate this Agreement prior to the expiration of the Primary Term upon thirty (30) days written notice with mutual written consent. Failing to have mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty (30) days written notice under the following conditions:

     (A)   By the Company.

           (i) If during the Primary Term of this Agreement or any Extension Period, Advisor is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity of Advisor's Personnel; or,

           (ii) If Advisor willfully breaches or neglects the duties required to be performed hereunder; or,

     (B)  By Advisor.

           (i) If the Company breaches this Agreement or fails to make any payments or provide information required hereunder; or,

           (ii) If the Company ceases business or, other than in the Initial Merger, sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially all of its assets to another corporation, entity or individual outside of the scope of this Agreement; or,

           (iii) If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, including but not limited to the obligation to pay the Advisory Fee, the Transaction Fee, or the Advisory Fee; or,

           (iv) If the Company institutes, makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

           (v) If any of the disclosures made herein or subsequent hereto by the Company to Advisor are determined to be materially false or misleading.

       In the event Advisor elects to terminate without cause or this Agreement is terminated prior to the expiration of the Primary Term or any Extension Period by mutual written agreement, or by the Company for the reasons set forth in A(i) and (ii) above, the Company shall only be responsible to pay Advisor for unreimbursed expenses, Advisory Fee and Transaction Fee accrued up to and including the effective date of termination. If this Agreement is terminated by the Company for any other reason, or by Advisor for reasons set forth in B(i) through (v) above, Advisor shall be entitled to any outstanding unpaid portion of reimbursable expenses, Transaction Fee, if any, and the balance of the Advisory Fee for the remainder of the unexpired portion of the applicable term (Primary Term or Extension Period) of the Agreement.

13.    Indemnification

       Subject to the provisions herein, the Company and Advisor agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement. In addition, the Company agrees to indemnify Advisor, its officers, directors and general partner for expenses and the payment of profits arising from the purchase and sale by Advisor of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

14.    Remedies

       Advisor and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

15.   Miscellaneous

      (A) Subsequent Events. Advisor and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

      (B) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

      (C) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

      (D) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.
            The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

      (E) Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

      (F) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by ] facsimile transmission charges prepared, provided that the communication is addressed:

            (i)    In the case of the Company:

                   Casino Management of America, Inc.
                   4695 MacArthur Court, Suite 530
                   Newport Beach, California  92660
                   Telephone:       (949) 833-5381
                   Facsimile:       (949) 833-7854

            (ii)   In the case of Advisor:

                   NuVen Advisors, Limited Partnership
                   4001 So. Decatur, Suite 37-130
                   Las Vegas, Nevada  89103
                   Telephone:       (702) 871-9080
                   Telefax:         (702) 871-5945

                   With copy to:

                   Richard O. Weed
                   Weed & Co. L.P.
                   4695 MacArthur Court, Suite #530
                   Newport Beach, CA 92660
                   Telephone:       (949) 833-5363
                   Telefax:         (949) 833-5384

      or to such other person or address designated in writing by the Company or Advisor to receive notice.

         (G) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (H) Governing Law. This Agreement was negotiated and is being contracted for in the state of Nevada and shall be governed by
               the laws of the state of Nevada,   notwithstanding any
               conflict-of-law provision to the contrary.

         (I) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         (J) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes and renders null and void any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement including but not limited to the Advisory and Management Agreement dated October 1, 1997 and January 1, 1998. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

         (K) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         (L) Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         (M) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

                                       "Advisor"
                                       NuVen Advisors, Limited Partnership
                                       a Nevada Limited Partnership



                                       By:     /s/ Fred G. Luke
                                       Name:   Fred G. Luke
                                       Title:  General Partner


                                       The "Company"
                                       Casino Management of America, Inc.
                                       a Nevada corporation



                                       By:     /s/ Jon L. Lawver
                                       Name:   Jon L. Lawver
                                       Title:  Director

                                   EXHIBIT "A"

                                     to the
                               Advisory Agreement
                               dated July 1, 1999


                                   THE OPTION

                                OPTION AGREEMENT



     THIS OPTION AGREEMENT ("Agreement") is entered into effective the 1st day of July 1999, by and between Fred G. Luke, individually and on behalf of NuVen Advisor Limited Partnership, a Nevada Limited Partnership (collectively "NuVen"), and Casino Management of America, Inc., a Nevada corporation (the "Company").

     WHEREAS, the Company has agreed to issue to NuVen the option to purchase shares of the Company's common stock (the "Common Stock") to induce NuVen to execute the Advisory Agreement of even date between the Company and NuVen, such agreement incorporated herein by reference (the "Advisory Agreement").

     NOW, THEREFORE, for and in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, NuVen and the Company agree as follows:

1.  The Option

    The Company hereby grants to NuVen the option to acquire Five Hundred Thousand (500,000) shares of the Company's Common Stock (the "Option"), subject to adjustment as set forth herein (such shares, as adjusted, are hereinafter referred to as the "Option Shares"), at a purchase price of Fifty Cents ($.50) per share ("Option Price").

2.  Term and Exercise of Option

    A. Term of Option. Subject to the terms of this Agreement, Holder shall have the right to exercise the Option in whole or in part, commencing the date hereof through the close of business on July 1, 2004.

    B. Exercise of the Option. The Option may be exercised upon written notice to the Company at its principal office setting out the number of Option Shares to be purchased, together with payment of the Option Price.

    C. Issuance of Option Shares. Upon such notice of exercise and payment of the Option Price, the Company shall issue and cause to be delivered within five (5) business days following the written order of Holder, or its successor as provided for herein, and in such name or names as the Holder may designate, a certificate or certificates for the number of Option Shares so purchased. The rights of purchase represented by the Option shall be exercisable, at the election of the Holder thereof, either in full or from time to time in part, and in the event the Option is exercised in respect of less than all of the Option Shares purchasable on such exercise at any time prior to the date of expiration hereof, the remaining Option Shares shall continue to be subject to adjustment as set forth in paragraph 4 hereof. The Company irrevocably agrees to reconstitute the Option Shares as provided herein.

3.  Reservation of Option Shares

    The Company shall at all times keep reserved and available, out of its authorized Common Stock, such number of shares of Common Stock sufficient to provide for the exercise of the Option represented by this Agreement. The transfer agent for the Company's Common Stock and any successor transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of such Option rights, will be irrevocably authorized and directed at all times by the Company in writing to reserve such number of shares. The Company will cause a copy of this Agreement to be kept on file with the Company's current transfer agent or its successors.

4.  Adjustment of Option Shares

    The number of Option Shares purchasable pursuant to this Agreement shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

    A.   Adjustment for Recapitalization.  In the event the Company shall
         (a) subdivide its outstanding shares of Common Stock, or (b) issue or convert by a reclassification or recapitalization of its shares of Common Stock into, for, or with other securities (a "Recapitalization"), the number of Option Shares purchasable hereunder immediately following such Recapitalization shall be adjusted so that the Holder shall be entitled to receive the kind and number of Option Shares or other securities of the Company measured as a percentage of the total issued and outstanding shares of the Company's Common Stock as of the date hereof, which it would have been entitled to receive immediately preceding such Recapitalization, had such Option been exercised immediately prior to the happening of such event or any record date with respect thereto; provided however that, in the event of any change in the Company's Common Stock by reason of a reverse stock split, neither the number nor the Option Price of the shares subject to this Option shall be changed or be adjusted.

    B. Preservation of Purchase Rights Under Consolidation. Subject to paragraph 4 above, in case of any Recapitalization or any other consolidation of the Company with or merger of the Company into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company shall prior to the closing of such transaction, cause such successor or purchasing corporation, as the case may be, to acknowledge and accept responsibility for the Company's obligations hereunder and to grant the Holder the right thereafter upon payment of the Option Price to purchase the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

    C. Notice of Adjustment. Whenever the number of Option Shares purchasable hereunder is adjusted, as herein provided, the Company shall mail by first class mail, postage prepaid, to the Holder notice of such adjustment or adjustments, and shall deliver to Holder setting forth the adjusted number of Option Shares purchasable and a brief statement of the facts requiring such adjustment, including the computation by which such adjustment was made.

5.  Failure to Deliver Option Shares Constitutes Breach Under Advisory Agreement

    Failure by the Company, for any reason, to deliver the certificates representing any shares purchased pursuant to this Option within the five
    (5) business day period set forth in paragraph 2 above, or the placement of a Stop Transfer order by the Company on any Option Shares once issued, shall constitute a "Breach" under the Advisory Agreement and, for the purpose of determining the terms of this Agreement, shall automatically toll the expiration of this Agreement for a period of time equal to the delay in delivering the subject shares or term of the Stop Transfer order.

6.  Indemnification for Section 16 (b) Violation

    The Company agrees to indemnify NuVen for expenses and the payment of profits arising from the exercise of the Option and sale by NuVen of Option Shares in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

7.  Assignment

    The Option represented by this Agreement may only be assigned or transferred by NuVen to an Affiliate or subsidiary, or as the result of a corporate reorganization or recapitalization. For the purpose of this Option the term "Affiliate" shall be defined as a person or enterprise that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company otherwise, this Agreement and the rights hereunder shall not be assigned by either party hereto.

8.  Counterparts

    A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

9.  Further Documentation

    Each party hereto agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to affect the transaction, or otherwise to carry out the intent and purposes of this Agreement.

10. Notices

    All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

    To NuVen:          Fred G. Luke
                       NuVen Advisor Limited Partnership
                       4695 MacArthur Court, Suite #530
                       Newport Beach, CA 92660
                       Telephone:        (949) 833-2094
                       Telefax:          (949) 833-7854

    With copy to:      Weed & Co. L.P.
                       4695 MacArthur Court, Suite 530
                       Newport Beach, California  92660
                       Telephone:        (949) 833-5363
                       Facsimile:        (949) 833-5384

    To the Company:    Casino Management of America, Inc.
                       4695 MacArthur Court, Suite 530
                       Newport Beach, California 92660
                       Telephone:        (949) 833-5358
                       Facsimile:        (949) 833-7854

11.  Counterparts

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.  Governing Law

     This Agreement was negotiated, and shall be governed by the laws of Nevada notwithstanding any conflict-of-law provision to the contrary.

13.  Entire Agreement

     This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

14.  Severability

     If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

15.  Amendment or Waiver

     Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver
     of the    same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

16.  Headings

     The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.


                                      "NuVen"
                                      Fred G. Luke, dba
                                      NuVen Advisor Limited Partnership




                                      By:     /s/ Fred G. Luke
                                      Name:   Fred G. Luke
                                      Title:  General Partner



                                      The "Company"
                                      Casino Management of America, Inc.
                                      a Nevada corporation




                                       By:    /s/ Jon L. Lawver
                                       Name:  Jon L. Lawver
                                       Title: Director